UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MGM MIRAGE

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South Las Vegas, Nevada 89109 (Address of principal executive offices)	89019 (zip code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

     Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

     Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Name Of Each Exchange On Which
To Be So Registered	Each Class Is To Be Registered

Common Stock, $0.01 par value	New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
INDEX TO EXHIBITS
Exhibit 3.5
Exhibit 3.6
Exhibit 3.7
Exhibit 3.8
Exhibit 3.9
Exhibit 3.10
Exhibit 3.11

INFORMATION REQUIRED IN
REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

     Item 1 of the Registrant’s Registration Statement on Form 8-A, dated October 17, 1989, filed with the Securities and Exchange Commission (the “Commission”) is hereby amended and restated in its entirety as follows:

     Our authorized capital stock consists of 600 million shares of common stock, par value $.01 per share (the “Common Stock”). Holders of the Common Stock are entitled to dividends when and as declared by the company’s board of directors. Holders have one vote per share and the right to the net assets in liquidation after payment of any amounts due to creditors. Holders are not liable for further calls or assessments by us. There are no sinking fund or redemption provisions relating to the common stock. The Common Stock has noncumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect 100% of the directors if they choose to do so.

     Our certificate of incorporation provides that so long as the we remain a publicly traded holding company, as defined in the New Jersey Casino Control Act, all of our securities will be held subject to the condition that if a holder thereof is disqualified by the New Jersey Casino Control Commission, such disqualified holder shall dispose of his interest in the securities, including common stock within 120 days, or such other time period required by the New Jersey Commission, following our receipt of notice of such disqualified holder. Promptly after the notice date, we are required to deliver a copy of such written notice to the disqualified holder by personal delivery, mail or any other reasonable means.

     Our certificate of incorporation also provides that so long as we hold, directly or indirectly, a license or franchise from a governmental agency to conduct our business, which license or franchise is conditioned upon some or all of the holders of the Common Stock possessing prescribed qualifications, any and all shares of the Common Stock shall be subject to redemption by us, at our sole option and in our sole discretion, to the extent necessary to prevent the loss of such license or franchise or to reinstate it. Any shares of the Common Stock redeemable pursuant to such provision may be called for redemption immediately for cash, property or rights, including our securities or securities of another corporation, on not less than five days notice to the disqualified holder at a redemption price equal to the average closing price of such stock on a national securities exchange for the 45 trading days immediately preceding the date of the redemption notice; or if the stock is not so traded, then the average of the high and low closing bid price of the stock as quoted by the National Association of Securities Dealers Automated Quotation system for such 45 trading day period; or if such stock is not so quoted, the redemption price shall be determined in good faith by the board of directors.

     The Registrant’s Common Stock is listed on the New York Stock Exchange under the symbol “MGM.”

Item 2. Exhibits.

Exhibit
Number	Description
3.1	Certificate of Incorporation of the Company. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of the Company, dated April 25, 1986. (1)
3.3	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 22, 1987. (1)
3.4	Certificate of Amendment to Certificate of Incorporation of the Company, dated December 22, 1987. (1)
3.5	Certificate of Amendment to Certificate of Incorporation of the Company, dated July 17, 1997.
3.6	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 7, 2000.
3.7	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 7, 2000.
3.8	Certificate of Amendment to Certificate of Incorporation of the Company, dated August 1, 2000.
3.9	Certificate of Amendment to Certificate of Incorporation of the Company, dated June 3, 2003.
3.10	Certificate of Amendment to Certificate of Incorporation of the Company, dated May 3, 2005.
3.11	Amended and Restated Bylaws of the Company, effective May 11, 2004.
4.1	Specimen copy of the common stock certificate. *

*	Previously filed.

(1)	Filed as Exhibit 3(1) to Registration Statement No. 33-3305 and incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM MIRAGE
By:	/s/ Bryan L. Wright
Bryan L. Wright
Senior Vice President – Assistant General Counsel and Assistant Secretary

     Date: May 10, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description
3.1	Certificate of Incorporation of the Company. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of the Company, dated April 25, 1986. (1)
3.3	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 22, 1987. (1)
3.4	Certificate of Amendment to Certificate of Incorporation of the Company, dated December 22, 1987. (1)
3.5	Certificate of Amendment to Certificate of Incorporation of the Company, dated July 17, 1997.
3.6	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 7, 2000.
3.7	Certificate of Amendment to Certificate of Incorporation of the Company, dated January 7, 2000.
3.8	Certificate of Amendment to Certificate of Incorporation of the Company, dated August 1, 2000.
3.9	Certificate of Amendment to Certificate of Incorporation of the Company, dated June 3, 2003.
3.10	Certificate of Amendment to Certificate of Incorporation of the Company, dated May 3, 2005.
3.11	Amended and Restated Bylaws of the Company, effective May 11, 2004.
4.1	Specimen copy of the common stock certificate. *

*	Previously filed.

(1)	Filed as Exhibit 3(1) to Registration Statement No. 33-3305 and incorporated herein by reference.